As filed with the Securities and Exchange Commission on March 29, 2013

File No:

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-1

On

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SMG INDIUM RESOURCES LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1090	51-0662991
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Park Avenue
New York, New York 10017
(212) 984-0635

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Alan Benjamin, CEO
100 Park Avenue
New York, New York 10017
(212) 984-0635

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Barry I. Grossman, Esq.
David Selengut, Esq.
Ellenoff Grossman &Schole LLP
150 East 42 nd Street
New York, New York 10017
(212) 370-1300
(212) 370-7889 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock Par Value $.001 Per Share, issuable upon exercise of warrants	1,201,400	(2)		$(2)	$-	(2)	$-	(2)
Warrants to purchase common stock	1,201,400	(3)		$(3)	$-	(3)	$-	(3)
Total					$-		$-

(1)	In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issuable as a result of anti-dilution adjustments.

(2)	Includes shares of common stock issuable upon the exercise of 1,201,400 warrants, including 37,800 warrants issued to the placement and selling agents, sold in connection with the Registrant’s private placement to 61 investors, which closed on January 8, 2010. These shares were previously included in Registration Statement No. 333-180961 for which all filing fees were paid.

(3)	Includes 1,201,400 warrants to purchase shares of common stock sold in connection with the Registrant’s private placement to 61 investors, which closed on January 8, 2010. These warrants were previously included in Registration Statement No. 333-180961, for which all filing fees were previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses. One prospectus (the “Selling Securityholder Prospectus”) is to be used in connection with the potential resale by certain selling securityholders of an aggregate of 1,201,400 warrants (the “Warrants”) issued in a private placement of our securities that closed on January 8, 2010, or the 2009 Private Placement. The other prospectus (the “Prospectus”) is to be used in connection with the shares of common stock underlying the exercise of the 1,201,400 Warrants.

Both the warrants and the shares underlying the warrants were included in Registration Statement No. 333-180961. This registration statement constitutes a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to Registration Statement No. 333-108961. This Post-Effective Amendment is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED March 29, 2013

SMG INDIUM RESOURCES LTD.

1,201,400 Warrants

1,201,400 Shares of Common Stock

 This prospectus relates to the sale or other disposition of 1,201,400 warrants (the “Warrants”), with each Warrant exercisable for one share of common stock, par value $.001 per share, at an exercise price of $5.75 per share, by the existing holders of the securities named in this prospectus, referred to as selling stockholders throughout this prospectus. The Warrants held by the selling stockholders, including 37,800 warrants issued to the placement and selling agents, were issued in a private placement of our securities that closed on January 8, 2010, or the 2009 Private Placement. This prospectus may be used by the selling stockholders named herein to resell, from time to time, any warrants included herein. For information about the selling stockholders, see the section entitled: “Selling Stockholders” on page 22.

This prospectus also relates to the issuance by us of 1,201,400 shares of common stock, par value $.001 per share, upon exercise of the 1,201,400 Warrants issued in connection with the January 8, 2010 of the 2009 Private Placement, which such Warrants are being registered for resale concurrently with this prospectus.

Our common stock and warrants are quoted on the OTC Bulletin Board under the symbol “SMGI” and “SMGIW,” respectively. The last reported sale price of our common stock and warrants as reported on the OTC Bulletin Board on March 15, 2013 was $2.40 per share and $.10 per warrant, respectively.

The selling stockholders may offer their Warrants from time to time through public or private transactions, on or off the OTC Bulletin Board at prevailing market prices, at prices related to the prevailing market prices, at fixed prices that may be changed, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the Warrants by the selling stockholders, but will receive proceeds related to the exercise of Warrants held by the warrantholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Warrants.

Upon exercise of the Warrants, if any, we will issue one share of common stock to the respective warrantholder upon receipt of payment of $5.75 for each Warrant exercised. If the Warrants are exercised, we will receive up to approximately $6.9 million in proceeds upon exercise of such Warrants. However, we will not receive any of the proceeds from the sale of the shares of common stock once issued to the then existing warrantholder.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of applicable exemptions from such registration.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus. Our business, financial conditions, results of operations and prospects may have changed since the date of this prospectus.

Industry and Market Data: In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

PROSPECTUS SUMMARY

This summary highlights certain information contained or incorporated by reference in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors” included herein and our financial statements and the related notes incorporated by reference in this prospectus, before investing. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Unless otherwise stated in this prospectus:

•	references to “we,” “us” or “our company” refer to SMG Indium Resources Ltd.;

•	the term “Manager” refers to Specialty Metals Group Advisors LLC;

•	the term “Management Services Agreement” (“MSA”) refers to that certain Amended and Restated Management Services Agreement entered into between us and the Manager, dated as of May 10, 2011, regarding the management of our company, filed as Exhibit to Amendment No. 5 to Form S-1 on March 10, 2011;

•	the term “2009 Private Placement” refers to a private placement, which closed on January 8, 2010, in which we sold an aggregate of 1,163,600 units to 61 accredited investors, each unit consisting of (i) one share of Class A common stock, par value $.001 per share, and (ii) one warrant to purchase one share of common stock at an exercise price of $5.75 per share, for net proceeds of approximately $5.6 million. Under the terms of the 2009 Private Placement, upon consummation of the initial public offering, the Class A common stock automatically converted into 1,635,551 shares of our common stock and we issued 471,951 additional warrants to such investors;

•	the term “2012 Private Placement” refers to a private placement, which closed on January 5, 2012, in which we sold an aggregate of 2,000,000 shares of common stock to 2 accredited investors, for net proceeds of approximately $7.5 million; and

•	the term NMV refers to our net market value, as defined in the MSA, determined by multiplying the number of kilograms of our indium holdings by the last spot price for indium published by Metal Bulletin PLC posted on Bloomberg L.P., plus cash and any other assets, less any and all of our outstanding payables, indebtedness and any other liabilities.

Overview

We are a corporation established pursuant to the laws of Delaware on January 7, 2008. On April 2, 2008, we changed our name from Specialty Metals Group Indium Corp. to SMG Indium Resources Ltd. We operate a single-segment business whose primary business purpose is to purchase and stockpile indium, a specialty metal that is being increasingly used as a raw material in a wide variety of consumer electronics manufacturing applications. We may also lend, lease or sell indium if management believes it is advantageous. Effective with the quarter ended June 30, 2011 we are considered an operating company and are no longer considered a development stage company.

We were formed to purchase and stockpile the metal indium. Our strategy is to achieve long-term appreciation in the value of our indium stockpile, and not to actively speculate with regard to short-term fluctuations in indium prices. We plan to achieve long-term appreciation in the value of our indium stockpile primarily through price appreciation of the physical metal. Price appreciation of the metal indium held in our stockpile is critical for us to maintain our NMV and for investors to receive a return on their investment. However, there is no assurance that the price of indium or the value of our securities will increase over time. In fact, the price of indium has declined substantially from its high in March 2005. To our knowledge, this is currently the only investment that allows potential stockholders to participate in any price appreciation of indium other than through physical delivery of the metal itself. Our structure provides a simple and efficient mechanism by which a public stockholder may benefit from any appreciation in the price of indium. Our stockholders have the ability to effectively purchase an interest in indium in a manner that does not directly include the risks associated with ownership of companies that explore for, mine and process indium. Our common shares represent an indirect interest in the physical indium we own.

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All of the indium we purchase and own is, and will be, insured and physically stored in reputable, adequately capitalized and insured third-party warehouses or storage facilities located in the United States, Canada, the Netherlands and/or the United Kingdom. These third party facilities provide storage and safeguard of our indium inventory, insurance, handle the transfer of our indium inventory in and out of the facility, visual inspections, spot checks, arrange and facilitate independent third-party random assays, confirmation of deliveries to supplier packing lists, and reporting of transfers of inventory to us.

We utilize and expect to continue to utilize facilities that meet our requirements that are either: (i) located closest in proximity to our indium suppliers in order to reduce transportation fees or (ii) located closest in proximity to our corporate headquarters or satellite offices in order to facilitate our ability to inspect our inventory and reduce future corporate expenses associated with travel. We believe there are numerous third-party storage facilities that provide more than adequate services that meet our criteria, which eliminates the need for hiring a custodian. From inception through December 31, 2012, our Manager, Specialty Metals Group Advisors LLC, which is a related party, purchased on our behalf approximately 47.0 metric tons (“mt”) of indium, which is currently stored in an insured, secure facility in New York owned and operated by Brink’s Global Services U.S.A., Inc. (‘‘Brink’s’’), a bonded warehouse. Our chief executive officer or our chief operating officer inspects the facilities. The facilities are visited at least once per year for inspection.

Our expenses will be required to be satisfied by cash on hand that is not set aside for the purchase of indium. Cash on hand that is not set aside to purchase indium is expected to be sufficient to satisfy our operating expenses for at least three years. Our annual cash operating expenses, including management fees, are estimated to be approximately $1.2 million. We may subsequently lend, lease or sell some, or all, of our indium stockpile to cover our operating expenses. Alternatively, we may seek to raise additional capital to cover our operating expenses through potentially dilutive equity offerings or debt financing. Our stockpile of indium may decrease over time due to sales of indium necessary to pay our annual operating expenses. Without increases in the price of indium sufficient to compensate for any such decreases, our net market value (“NMV”) will decline. Our stockpile of indium may also decrease over time due to sales of indium.

All of our indium transactions are negotiated by our Manager, a related party. Our Manager is paid a 2.0% per annum fee based on our NMV as compensation for these services. The NMV is determined by multiplying the number of kilograms of our indium holdings by the last spot price for indium published by Metal Bulletin PLC posted on Bloomberg L.P., plus cash and any other assets, less any and all of our outstanding payables, indebtedness and any other liabilities.

Our officers and directors had limited experience in stockpiling the metal indium prior to joining the Company, although our chief executive officer had experience purchasing, selling, storing and lending precious metals, base metals, non-exchange traded metals, and illiquid metals.

Our Manager:

•	first and foremost, purchases and stockpiles indium ingots with a minimum purity level of 99.99% on our behalf;

•	negotiates storage arrangements for our indium stockpile in warehouses or third-party facilities located in the United States, Canada, the Netherlands and/or the United Kingdom;

•	makes sure the stockpile is fully insured by either the storage facility’s insurance policy, a separately purchased insurance policy, or both;

•	purchases insurance on standard industry terms to insure the indium which we own during its transportation to and from the storage facility;

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•	is responsible for conducting limited inspections of the indium delivered to us;

•	relies on the good faith of its suppliers to provide indium that meets our requirements. If indium is purchased from a third-party supplier that is not known to be a regular indium industry supplier, our Manager, at its discretion, may hire, at our expense, an independent lab to perform random assay tests to verify the purity of the indium. The Manager uses only reputable assayers recommended by reliable third-party sources;

•	may lend, lease and/or sell indium from our stockpile, based on market conditions;

•	publishes on our website the spot price of indium, our NMV and the quantity of indium held in inventory on a bi-weekly basis.

Metal Bulletin’s bi-weekly indium price quotation is posted on our website, www.smg-indium.com. If for any reason, Metal Bulletin’s bi-weekly indium price quotation is not available, other independent indium quotation providers are available including Platt’s Metals Week, Metal-Pages Ltd., Asian Metal Ltd. and Metal Prices. Within two business days of any change in inventory held, the quantity of indium will be published on our website.

We are not legally prohibited from pursuing other business strategies pursuant to our certificate of incorporation, as amended, or any other corporate document. If based on market conditions our Manager determines that it may be in our best interest to expand our lending, leasing and/or selling activities beyond what is necessary to cover operating expenses or if the Manager determines that we should begin actively speculating on short-term fluctuations in indium prices or pursue strategic transactions with other companies operating in the indium market including the Federal Government, the Manager will be required to obtain the approval of our board of directors to adopt such a strategic change in our business directive. Additionally, we will promptly notify stockholders of any such modifications to our stated business plan. Our operations have been limited to purchasing, stockpiling, lending or leasing the metal indium. Recently, our board of directors granted management the authority to sell indium from inventory if management believes the price of indium is advantageous.

Previous Financings

On January 8, 2010, we completed the 2009 Private Placement consisting of an aggregate of 1,163,600 units to 61 investors for net proceeds of approximately $5.6 million. Each unit consisted of one share of Class A common stock, par value $.001 per share, and one warrant to purchase one share of common stock at an exercise price of $5.75 per share, which became exercisable upon the closing of our IPO (as defined below). In accordance with the terms of the 2009 Private Placement, upon the completion of our IPO, each share of Class A common stock automatically converted into one share of common stock, subject to certain adjustments. With the capital raised through the 2009 Private Placement, we began purchasing and stockpiling indium.

In May 2011, we completed an Initial Public Offering (“IPO”) of an aggregate of 5,084,750 units at $5.00 per unit and raised aggregate net proceeds of approximately $24.0 million including the partial exercise of the underwriters’ overallotment option.  Each IPO unit consisted of one share of the Company’s common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.75 per share commencing with the effective date of the registration statement and expiring on May 4, 2016. Of the total raised in the IPO, 85% of the net proceeds, or approximately $20.4 million, was committed to be used to purchase and stockpile indium and 15% of the net proceeds, or approximately $3.6 million, is used for general working capital to fund operations. As of June 30, 2012, we purchased a sufficient quantity of indium to satisfy our commitment to use 85% of the net proceeds of the IPO for the purchase of indium.

Effective August 4, 2011, the units sold in the IPO were eligible to be separated and in addition to the units trading under the ticker symbol SMGIU, the common stock and the warrants trade separately under the ticker symbols SMGI and SMGIW, respectively.

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On January 5, 2012, we closed a private placement (the “2012 Private Placement”) consisting of an aggregate of 2.0 million shares of our common stock at $3.75 per share to two accredited investors, Raging Capital Fund, L.P. and Raging Capital Fund (QP), L.P., for an aggregate purchase price of $7.5 million. In January 2013 substantially all of the assets of Raging Capital Fund, L.P. and Raging Capital Fund (QP), L.P were transferred to Raging Capital Master Fund, Ltd. Raging Capital Management, LLC is the general partner of Raging Capital Master Fund, and collectively, the entities represent our largest stockholder(s). Such entities are affiliated and controlled by William C. Martin, our director and member of our Manager, Specialty Metals Group Advisors LLC.

Our principal office is located at 100 Park Avenue, New York, New York 10017.

THE OFFERING

Issuer	SMG Indium Resources Ltd. 100 Park Avenue New York, New York 10017

Securities offered by Selling Stockholders Securities offered

1,201,400 Warrants, with each warrant exercisable for one share of common stock at an exercise price of $5.75

1,201,400 shares of common stock to be issued by us upon the excise of the 1,201,400 Warrants issued in the 2009 Private Placement

Trading Market	The common stock and the warrants are quoted on the OTCBB under the symbol “SMGI.OB” and “SMGIW.OB”, respectively.

Common Stock outstanding (as of March 15, 2013)	8,803,817 shares (1)

Warrants outstanding (as of March 15, 2013)	6,993,701 warrants (2)

Use of Proceeds	We will not receive any of the proceeds from the sale of our Warrants being offered for sale by the selling stockholders. However, we may receive up to approximately $6.9 million in proceeds upon exercise of the Warrants held by the then existing warrantholders, as the Warrants have an exercise price of $5.75 per share and are exercisable into 1,201,400 shares of our common stock. These potential proceeds will be used for general working capital purposes. See “Use of Proceeds.”

Plan of Distribution

The selling stockholders, and their pledgees, donees and transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the Warrants covered by this prospectus.

When and if the Warrants are exercised, we will issue one share of common stock for each Warrant exercised upon receipt of the exercise price. Such warrantholders who receive the shares of common stock upon exercise of the Warrants, and their pledges, donees and transferees or other successors in interests, may, from time to time offer and sell, separately or together, some or all of the common stock covered by this prospectus. We, or to our knowledge, any underwriters, will not receive any commissions or discounts in connection with the sale of the common stock issuable by us upon exercise of the Warrants. Registration of the common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. See “Plan of Distribution.”

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Risk Factors	Please read “Risk Factors” and other information included in or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

(1)	Unless otherwise stated in this prospectus, information in this prospectus:

•	Excludes the securities underlying the underwriters’ unit purchase option;

•	Reflects the automatic conversion in May 2011 of the Class A common stock issued in the 2009 Private Placement into an aggregate of 1,635,551 shares of common stock upon closing of the IPO;

•	Reflects the automatic conversion in May 2011 of 75,000 shares of common stock owned by the Manager into options to purchase 150,000 shares of common stock at $4.50 per share upon consummation of the IPO;

•	Excludes shares of common stock issuable upon exercise of outstanding warrants included in the units issued in the 2009 Private Placement and the 2011 IPO;

•	Excludes 664,999 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $4.76 per share; and

•	Excludes 335,001 shares of common stock available for issuance under the 2008 Long-Term Incentive Compensation Plan.

(2)	Unless otherwise stated in this prospectus, information in this prospectus:

•	Includes 5,080,350 outstanding warrants issued in the 2011 IPO, after taking into consideration the repurchase of 4,400 warrants pursuant to the Company's repurchase program;

•	Includes 1,163,600 warrants issued to the investors in the 2009 Private Placement;

•	Includes 37,800 warrants issued to the placement and selling agents in the 2009 Private Placement;

•	Includes 471,951 additional warrants issued to the investors in the 2009 Private Placement; and

•	Includes 240,000 warrants underlying the UPOs issued to the underwriters in connection with the 2011 IPO.

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Cautionary Statement Regarding Forward-Looking Statements

Unless otherwise indicated, the terms “SMG Indium,” “SMG,” the “Company,” “we,” “us,” and “our” refer to SMG Indium Resources Ltd.  In this Prospectus, we may make certain forward-looking statements, including statements regarding our plans, strategies, objectives, expectations, intentions and resources that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This Prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this Prospectus, and they may also be made a part of this Prospectus by reference to other documents filed with the Securities and Exchange Commission, or SEC, which is known as “incorporation by reference”.

The statements contained in this Prospectus that are not historical fact are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended,, and Section 27A of the Securities Act of 1933, as amended.  Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intends,” “continue,” or similar terms or variations of those terms or the negative of those terms.  All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements appear in a number of places in this Registration Prospectus and include statements regarding the intent, belief or current expectations of SMG Indium Resources Ltd. Forward-looking statements are merely our current predictions of future events. Investors are cautioned that any such forward-looking statements are inherently uncertain, are not guaranties of future performance and involve risks and uncertainties. Actual results may differ materially from our predictions. There are a number of factors that could negatively affect our business and the value of our securities, including and not limited to indium price volatility from supply and demand factors, international export quotas that could affect the availability of indium and our ability to purchase indium, lack of any internationally recognized exchanges for indium, limited number of potential suppliers of indium and potential customers who purchase indium, disruption of mining operations, technological obsolescence, substitution of other materials decreasing the demand for indium, regulatory requirements regarding indium, risks associated with international economic and political events, lack of operational liquidity, lack of investment liquidity, factors affecting our Net Market Value (“NMV”), and changes in interest rates. Such factors could materially affect our Company's future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to our Company. Although we have sought to identify the most significant risks to our business, we cannot predict whether, or to what extent, any of such risks may be realized, nor is there any assurance that we have identified all possible issues that we might face.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this Prospectus or in any document incorporated by reference might not occur. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this Prospectus or the date of the document incorporated by reference in this Prospectus, as applicable. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law. All subsequent forward- looking statements attributable to the Company or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We urge readers to carefully review and consider the various disclosures we make in this report and our other reports filed with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business including the Risk Factors included herein.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our units, common stock or warrants, you should carefully consider the following risk factors as well as other information contained in or incorporated by reference in this Prospectus, including our financial statements and the related notes incorporated by reference herein. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose some or all of your investment.

Factors That May Affect Our Business and Results of Operations

We have an unproven business model and it is uncertain whether the purchase, lending or sale of indium will generate sufficient revenues for us to sustain operations.

Our model for conducting business is still new and unproven. We have no revenues and incur operating losses. Based on our business model of purchasing and stockpiling indium we do not expect to generate revenues to sustain operation. Our cash balance at December 31, 2012 was $6.2 million. We believe that we have sufficient funds to sustain our operations for at least three years even after considering the fact that we may use up to $1.0 million to repurchase shares of our common stock. After such time, our ability to support ongoing annual cash operating expenses may depend upon our ability to either raise capital or our ability to generate revenue streams from purchasing, lending, leasing and selling indium. However, it is uncertain whether we will be able to raise additional capital or that the purchase, lending, leasing and sale of indium can generate sufficient revenues for us to survive. Accordingly, we are not certain that our business model will be viable.

We address a new market which may not develop as we predict or in a way that will justify our purchase of indium.

There is no public market for the sale of indium. Since indium is primarily a byproduct of zinc mining, the supply does not necessarily vary directly with market price. Currently, increases in primary indium production have been correlated to increases in zinc production. We may not, and our Manager may not, be able to acquire indium, or once acquired, lend or sell indium for a number of years. The pool of potential purchasers and sellers is limited and each transaction may require the negotiation of specific provisions. In addition, the supply of indium is limited. World refinery production of indium was estimated by the U.S. Geological Survey or USGS to have increased from 662 mt in 2011 to 670 mt in 2012. The total size of the primary indium market was approximately $354 million in 2012 based on the USGS’s estimated production figure and Metal Bulletin’s average price for indium of $527.63 per kilogram in 2012 as posted on Bloomberg L.P. The inability to purchase or sell on a timely basis in sufficient quantities could have a material adverse effect on the share price of our common stock.

Information regarding the indium industry’s largest producers and users, including data regarding exclusive long-term purchase or supply agreements, is limited and not readily available. Such inability to access this information places us at a potential competitive disadvantage, which may adversely affect our ability to purchase and stockpile indium.

Indium industry producers and users do not publicly disclose sufficient information to determine with certainty the largest producers and users of indium. In addition, company-specific indium usage is not information that is typically publicly disclosed by industry participants. This makes it difficult for investors to assess indium industry dynamics, our competition, and various other risks we face.

Industry producers, recyclers, secondary fabs, and end users do not reveal industry data quantifying the amount of indium purchased or sold under long-term exclusive supply contracts. As a result, we may not be able to determine if certain suppliers have long-term supply contracts with other parties, which may adversely affect our ability to obtain indium from such supplier. The lack of industry information could hinder our ability to purchase and stockpile or sell indium. In addition, we are not aware of any additional information, if any, regarding the indium market or the type of market information other industry producers, purchasers, suppliers and other market participants may possess. Our inability to access this information, if any, places us at a potential relative competitive disadvantage to other market participants who may have access to such information. This may adversely affect our ability to purchase and stockpile indium.

7

Investors may face difficulty accessing the quoted price for indium on a daily basis, which may negatively impact an investor’s ability to assess the value of their investment.

Indium’s market price is infrequently quoted and investors may have to pay for subscriptions to various data service providers to access such information. Metal Bulletin PLC, as posted on Bloomberg L.P., publishes the spot price of indium on a bi-weekly basis. We post on our website Metal Bulletin’s published spot price of indium on a bi-weekly basis as well. Therefore, stockholders will not be able to access an updated spot price on a daily basis. Accordingly, investors in our common stock may not be able to readily access information regarding the current market price for indium prior to making an investment decision.

The lack of a recognized indium commodity exchange may negatively impact an investor's ability to assess the value of their investment.

Indium is not traded on any recognized commodity exchange. As such, direct hedging of the prices for future purchases cannot be undertaken. We do not currently have any long-term supply contracts with indium suppliers, so prices will vary with each transaction and the individual bids and offers received. Prices will vary based on the supply and demand for indium. There are no recognized futures or forwards market for indium. The pool of potential purchasers and sellers of indium is limited and each transaction may require the negotiation of specific provisions. Accordingly, a purchase or sale cycle may take several months to complete. In addition, the supply of indium is limited and we may experience additional difficulties purchasing indium in the event we are a significant buyer. The lack of a standardized indium exchange affects our ability to purchase and sell indium on a timely basis and could have a material adverse effect on the price of our securities.

In late April 2011, Metal-Pages.com, a subscription based metals information service provider, reported that the Kunming Fanya Non-ferrous Metals Exchange opened in China. Metal-Pages.com indicated that the exchange began trading silver and indium in standard lots of 100 grams. Based on indium closing price of $695 per kilogram on March 30, 2011, the Fanya Exchange's standard lot size of 100 grams is the equivalent of $69.50. Our average indium purchase order typically ranges from 500 kilograms to 2000 kilograms. This is approximately 5,000 to 20,000 times larger than the 100 gram standard lot size for indium on the Fanya Exchange. In mid-May 2011, Metal-Pages.com reported that physical delivery has not progressed smoothly on the Fanya Exchange. We have not been able to verify the veracity of these statements or if the Fanya Exchange is indeed a legitimate exchange and there is very little information available with regards to the Kunming Fanya Non-ferrous Metals Exchange. Based on the limited information available, it does not appear that the Fanya Exchange is large enough to satisfy the needs of regular indium industry market participants which may negatively impact an investor’s ability to assess the value of their investment.

We expect to rely on a limited number of potential suppliers and purchasers of indium, which could affect our ability to buy and sell indium in a timely manner and negatively influence market prices.

The indium market is illiquid and considered small compared to the markets for base metals. There are a limited number of suppliers and purchasers of indium. If new companies are formed to purchase and stockpile indium, this would adversely affect our ability to procure or sell sufficient quantities of indium on a timely basis or even at all.

Relying on a limited number of potential suppliers of indium and potential customers who purchase indium could (1) make it difficult to buy and sell indium in a timely manner, (2) negatively influence market prices by potentially having to sell indium to cover our operating expenses, or (3) drive up market prices if we are a large purchaser of indium and there is an indium shortage. As of December 31, 2012, we have purchased an aggregate of 47.0 mt of indium using seven regular indium suppliers at an average price of $609 per kilogram. Except for purchasing from these suppliers, we have had limited discussion with other potential suppliers of indium and no other contracts or negotiations have been entered into with any other suppliers or purchasers of indium, and we cannot be certain that we will be able to purchase inventory in a timely manner or at favorable prices to purchase indium.

8

One of our principal stockholders controls a substantial interest in us and thus may influence certain actions requiring a stockholder vote.

William C. Martin, a member of our board of directors and, through an entity he controls, a member of our Manger, beneficially owns approximately 45.0% of our outstanding common stock with voting rights through a wholly owned entity Raging Capital Master Fund, Ltd. (formerly Raging Capital Fund L.P and Raging Capital Fund (QP), L.P) and his Individual Retirement Account. This percentage ownership does not take into consideration the potential exercise of any stock options and warrants controlled by William C. Martin either individually or through his affiliates. Mr. Martin is able to influence the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and he will have significant influence over our management and policies. The interests of Mr. Martin and our stockholders’ interests may not always align and taking actions which require stockholder approval, such as selling the company, may be more difficult to accomplish. Furthermore, in the event that Mr. Martin elects to sell a significant portion of his interests in the company, such sale may materially affect the Company and our stock price would decrease.

The substitution of other materials for indium may decrease demand for indium and adversely affect the price of indium and, thus, our stock price.

Indium has substitutes in many, perhaps most, of its uses. Silicon has largely replaced indium in transistors. Gallium can be used in some applications as a substitute for indium in several alloys. In glass-coating applications, silver-zinc oxides or tin-oxides can be used. Zinc-tin oxides can be used in LCDs’. Other possible substitutes for indium glass coating are transparent carbon nanotubes and graphene. Indium phosphide can be substituted by gallium arsenide in solar cells and in many semiconductor applications. Hafnium can replace indium alloys in nuclear reactor control rods. The substitutions of such materials for indium may decrease the overall demand for indium, thereby lowering the price of indium and our common stock.

Our operating results are subject to fluctuation in the price of indium, which is subject to macroeconomic conditions that are largely outside of our control.

Our activities almost entirely will involve purchasing and stockpiling the metal indium. Therefore, the principal factors affecting the price of our securities are factors which affect the price of indium and are thus beyond our control. The value of our securities will depend upon, and typically fluctuate with, fluctuations in the price of indium. The market prices of indium are affected by rates of reclaiming and recycling of indium, rates of production of indium from mining, demand from end users of indium and indium-tin-oxide, and may be affected by a variety of unpredictable international economic, monetary and political considerations.

Macroeconomic considerations that may affect the price of indium include expectations of future rates of inflation, the strength of, and confidence in, the U.S. dollar, the currency in which the price of indium is generally quoted, and other currencies, interest rates and global or regional economic events. In addition to changes in production costs, shifts in political and economic conditions affecting indium producing countries may have a direct impact on their sales of indium. The fluctuation of the prices of indium is illustrated by the following table, which sets forth, for the periods indicated, the highs and lows of the spot price for indium:

	Spot Indium Prices(1) 99.99% Purity (U.S.$/KG)
	2004	2005	2006	2007	2008	2009	2010	2011	2012
High	910	1070	1025	750	730	530	650	870	600
Low	305	800	680	510	350	300	480	525	450

(1) Source: Metal Bulletin PLC from Bloomberg L.P.

The price of indium has declined substantially since it peaked in March 2005. The price for indium has declined 54.7% from its high of $1,070 per kilogram in March 2005 to $485 per kilogram as of December 31, 2012. Since we closed the first tranche of our initial private placement and purchased our first lot of indium at $450 per kilogram in December 2009, the price of indium has appreciated 7.8%. However, since we closed our IPO, the price of indium has dropped 35.8% from $755 per kilogram in May 2011 to $485 per kilogram at the end of 2012. Although the price of indium has increased to $550 per kilogram at March 8, 2013, there is no assurance that the price of indium will continue to appreciate.

9

There are additional supply and demand factors that could influence indium price volatility that could adversely impact our NMV.

Our activities primarily involve purchasing and stockpiling indium. The value of our securities will be highly sensitive to fluctuations in the price of indium. Historically, the fluctuations in these prices have been, and will continue to be, affected by numerous factors beyond our control. Such factors include, among others: demand for products that utilize indium directly or as a key ingredient including FPDs, LCDs, touch screens, LEDs specialty solders, low e-glass, and next generation CIGS thin film photovoltaics. The supply of indium could be impacted by increased or decreased levels of zinc production and increases or decreases in indium recycling and or reclamation. Furthermore, there is the risk of indium substitution in certain applications that could impact supply and demand.

Occupational exposure to indium-tin-oxide (ITO) has been linked to severe respiratory issues and may affect future demand for indium.

Publicly available epidemiological studies confirmed case reports which associated occupational exposure to ITO with the development of severe respiratory problems. Therefore, worker exposure due to ITO's growing use in the fabrication of LCDs is of particular concern and may potentially lead to manufacturers' substituting ITO with different transparent conductive oxides and thusly reducing demand for indium.

There may be a lack of correlation between indium prices, our NMV and our stock price and the amount the price of indium needs to appreciate for us to achieve breakeven results in our NMV is difficult for potential investors to accurately determine because it is highly dependent upon several variables.

Given the fee structure with our Manager and our operational expenses, the trading price of our common stock as listed on the OTC Bulletin Board, the OTCQB marketplace operated by Pink OTC Markets, Inc., or other quoted exchange, may not correlate with the trading price of indium. Regardless of our ability to purchase indium in a timely manner, we will incur projected yearly cash operating expenses of approximately $1.2 million. The price of indium would need to appreciate substantially to offset the reduction in our NMV due to these expenses. Based on our current stockpile of approximately 47.0 mt of indium, the price of indium would need to appreciate approximately $26 per kilogram annually to offset the potential reduction in NMV as a result of projected annual operating expenses of $1.2 million. It is highly dependent upon various variable factors including, but not limited to, the exact number of kilograms of indium purchased and the average price paid. As a result, there may be a lack of correlation between the trading price of indium, our NMV and our stock price.

There may be a lack of investment liquidity in our shares because we are not a mutual fund, a closed end fund, a trust company, an ETF or an ETN.

We are not a mutual fund, a closed end fund, a trust company, an exchange traded fund ("ETF") or an exchange traded note ("ETN") and our shares are not quoted on a national exchange. Therefore an investment in our common shares is not redeemable, not redeemable for our indium and liquidity may be limited. Furthermore, management currently controls the majority of our common shares, which are subject to lock-up requirements and Rule 144 restrictions, which serves to further reduce the float of common stock and its liquidity.

Our NMV is based on the price of 99.99% purity indium as quoted by Metal Bulletin and posted on Bloomberg L.P. Other information service providers may quote indium prices that differ from Metal Bulletin as posted on Bloomberg L.P., which may affect investors’ ability to determine our NMV.

Metal Bulletin quotes the price of 99.99% (known as ‘‘4N’’) purity indium in US Dollars per kilogram in Rotterdam warehouse, the universally recognized standard for location and industry-wide pricing for physical metals. Other services may quote the price of indium differently from Metal Bulletin’s price as quoted on Bloomberg L.P. for a variety of reasons such as variations in purity levels, location of material and source of origin. This may affect investors’ ability to accurately determine our NMV.

10

99.97% purity indium (3N7) may differ in price from 99.99% purity indium (4N) or even 99.999% purity indium (5N) based on market conditions.

There is no fixed price ratio between 3N7, 4N or 5N material in the indium industry. All purchases and sales of indium are individually negotiated. Typically, in a regular indium market, balanced supply and demand, the higher the purity of the indium, the more it costs. 4N indium is slightly more expensive than3N7. 5N is slightly more expensive than 4N. In a declining indium market, the price of 3N7 purity indium is often quoted at an even greater discount to indium with purities of 4N or 5N. In some cases, the prices may be as much as 2.0% to 5.0% lower. Typically, when the price of indium is appreciating, there is often no difference in the price of 3N7 purity indium compared to 4N or 5N purity metal. These variations in indium prices may affect investors’ ability to accurately determine our NMV.

New York dealer price quotations may differ from European price quotations and Far East price quotations due to a variety of factors, which differences may affect investors’ ability to accurately determine our NMV.

At any given time, there are varying price quotations between different regions in the world. Some factors that may influence price variability include regional natural disasters that may drive up the price within that certain region because a local shortage of material may develop. At times, a surplus of indium may develop in certain regions that drive down prices locally as compared to the rest of the world. We publish on our website our NMV bi-weekly. These changes in market conditions could negatively affect an investor’s ability to accurately determine our NMV on a daily basis.

Our securities have had limited trading since our IPO, the price of our unit, warrant and common stock may experience extreme price and volume fluctuations and any volatility in our unit price could result in claims against us.

An active public market for our units, common stock or warrants has not developed or been sustained since our IPO. The market price of our securities has declined below the IPO price. The market price of our units may fluctuate significantly in response to the following factors, some of which are beyond our control:

•	fluctuations in the spot price of indium;

•	supply and demand for indium;

•	variations in our quarterly operating results;

•	changes in market valuations of specialty metals companies;

•	our announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	future sales of securities; and

•	changes in financial estimates by securities analysts.

In the past, securities class action litigation has been brought against a company following periods of volatility in the market price of its securities. Securities litigation could result in substantial costs and divert management’s attention and resources.

Due to our size and the illiquid nature of the indium market, we may have a direct impact on the price of indium.

We may have a direct impact on the price of indium. Due to our size and the illiquid nature of the indium market, we may inadvertently push prices up when deploying our cash to build our stockpile or conversely negatively impact the price of indium when and if we sell indium from our stockpile. This could have a substantial negative impact on our NMV and would be expected to cause a decrease in our stock price.

11

Approximately 58% of the world’s refined indium production is controlled by China and more than 70% of the world's reserves of indium are located in the ground in China, which may adversely affect our ability to purchase or sell indium. If China curtails their international export quota of indium, it may affect our ability to purchase indium and could have a severe impact on world availability of indium and its price should we decide to sell indium.

China controls over 58% of the world’s refined indium production and more than 70% of the world's indium reserves are located in the ground in China. There are a number of major producers in China, but also numerous smaller producers, relying on purchasing the concentrates, or unrefined ore, from the larger base-metal refiners. China produces approximately 390 metric tons of indium per year. If the Chinese government reduces export quotas or ceases all of its exports of indium, it may affect the availability of indium and our ability to purchase indium in a timely manner and may limit us to purchasing primary indium production from countries outside of China.

The Chinese government restricts indium’s export with taxes and quotas. In December 2012, the Chinese Ministry of Commerce issued a quota allowing China to export 231 metric tons of indium in 2013, unchanged from 2012. Most of China’s indium output is typically exported, with domestic demand unable to currently sustain production. If the Chinese government reduces export quotas or ceases all of its exports of indium, it may affect the global availability of indium and our ability to purchase indium. In addition, it may cause a severe global supply shortage resulting in substantial volatility in the price of indium, our NMV and our securities. Further, substantial volatility in the price of indium could affect our ability to sell our stockpile of indium.

Any disruptions in the operations of mining for zinc and other base metals, including earthquakes or other natural disasters, would have a direct impact on the production and availability of indium, which may adversely affect our ability to purchase indium.

Indium is primarily a byproduct of zinc mining. Zinc mines and other base metal mines by their nature are subject to many operational risks and factors that are completely outside of our control and could impact our business, operating results and ability to purchase indium. These operational risks and factors include, but are not limited to:

•	unanticipated ground and water conditions and adverse claims to water rights;

•	geological problems, including earthquakes and other natural disasters;

•	metallurgical and other processing problems;

•	lower than expected ore grades or recovery rates;

•	accidents;

•	delays in the receipt of or failure to receive necessary government permits;

•	the results of litigation, including appeals of agency decisions;

•	uncertainty of exploration and development;

•	delays in transportation;

•	labor disputes;

•	inability to obtain satisfactory insurance coverage;

•	unavailability of materials and equipment;

12

•	the failure of equipment or processes to operate in accordance with specifications or expectations; and

•	the results of financing efforts and financial market conditions.

Any cessation in production by zinc metallurgical plants or shut down of base metal smelters capable of processing indium would have a direct impact on the availability of indium, which may adversely affect our ability to purchase indium.

Indium is primarily a byproduct of zinc mining. Indium is processed in metallurgical plants that specifically smelt, refine and extract indium from zinc and other base metals. Metallurgical plants by their nature are subject to many operational risks and economic factors that are completely outside of our control and could impact our business, operating results and ability to purchase indium. In 2010, Xstrata Plc permanently ceased operations of its copper and zinc metallurgical plants at the Kidd Metallurgical site in Timmins, Ontario, Canada. According to Roskill, a service provider of information on international metals and minerals markets, in its report titled ‘‘The Economics of Indium, 2003,’’ the Kidd Metallurgical Division was capable of refining up to 40 tons per year of indium. According to the USGS, Xstrata produced 11 tons of refined indium at Kidd Creek in 2007 and eight tons in 2008. Although the exact volume of lost output is still unclear, the American Metal Market reported on May 13, 2010 that Xstrata confirmed the smelter produced 11.5 tons in 2009. Similar reductions in the supply of indium could hinder our ability to purchase and stockpile indium.

The smelting process used to extract indium from zinc ore and to refine indium to higher purities uses highly toxic chemicals like sulfuric acid. Heightened global environmental concerns may lead to the closure of smelters that excessively pollute the environment. The closure of smelters that extract and refine indium may affect our ability to purchase indium in a timely manner.

Technological obsolescence may reduce demand for indium, which would adversely impact our NMV, our stock price and our ability to sell indium.

It is possible that the next generation TV or portable device market (‘‘PDA’’) screens may render the use of indium-tin-oxide obsolete. Considering approximately 84.0% of indium demand currently comes from the FPD market, this would drastically reduce demand for indium and cause a precipitous drop in the price of indium. This would have a substantially negative impact on our NMV and our stock price and make it very difficult to sell our indium.

Recycling of indium has increased in recent years which may reduce the demand for newly refined indium.

The recycling of indium has increased in recent years. The indium recycling market is now larger than primary refinery production. Global secondary indium production increased significantly during the past several years and now accounts for a greater share of indium production than primary production. The USGS stated in their 2010 indium summary that this trend is expected to continue in the future and several major secondary indium producers in Japan and the Republic of Korea have increased their recycling capacity. It is not known when or if the supply of recycled material from end products such as FPDs, LCDs or PDAs will re-circulate back into the recycling market, which may increase indium supply and negatively affect indium prices. If recycling activity continues to grow and becomes more efficient, this may adversely impact the price of indium and therefore the value of our stock.

Potential recessionary economic conditions may decrease demand for indium-based products and therefore adversely affect the price of indium, our ability to sell indium and lower our NMV and stock price.

There is a direct correlation between the price of indium and the NMV of our company. Potential recessionary economic conditions in the United States and/or globally could result in decreased demand for the products that are manufactured using indium, such as FPDs, LCDs, LEDs and PDAs. This could cause the price of indium to drop and reduce our NMV, negatively affecting our stock price. In addition, a reduction in indium demand could adversely affect our ability to sell indium.

13

The Manager might have a conflict of interest insofar as the management fee to be paid by us to our Manager will increase as we sell more stock in subsequent offerings thereby increasing the NMV of the indium stockpile on which the management fee is based.

The management fee paid by us to the Manager is dependent on our NMV. Therefore, if we raise additional capital, we will have more cash available for the purchase of indium. In making the decision to raise additional capital and negotiate the terms of future offerings, there is a risk that the Manager may value its own interest in the management fee more than the interests of our public stockholders, resulting in a conflict of interest, which may not necessarily be resolved in the best interests of our public stockholders (including that it may be more likely that we conclude to pursue subsequent issuances of stock and increase our stockpile of indium, and therefore make an effort to increase our NMV).

We may issue additional shares of our common stock which would result in a dilution of our stockholders.

We are authorized to issue up to 25,000,000 shares of common stock, par value $0.001 per share, and1,000,000 shares of preferred stock, par value $0.001 per share. Currently there are 7,932,098 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares of common stock upon full exercise of 6,755,601outstanding warrants, 1,000,000 shares reserved under our stock option plan, and 480,000 shares reserved for issuance under unit purchase options and related warrants granted to the underwriters in our IPO). Although we currently have no commitment, we may issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock to obtain future financing.

The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to the holders of our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may, among other things, result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

If our NMV substantially decreases, the Manager may have an increased incentive to liquidate our stockpile and return the proceeds to the stockholders.

Pursuant to the Management Services Agreement, as amended and restated, our Manager is entitled to a 2.0% management fee per annum based on our NMV. Since some members of our board of directors are also members of our Manager, our board of directors may elect to liquidate our business in the event there is a substantial reduction to our NMV in accordance with the Manager’s wishes. Such liquidation may occur at an inopportune time, when the disposition of indium could result in a loss to our stockholders.

Prior to joining the Company, our officers and directors had limited experience in purchasing, stockpiling, selling, storing, insuring, lending and leasing indium and our officers and directors had limited experience in purchasing, selling, storing, insuring, lending and leasing minor metals.

Prior to joining the Company, our officers and directors had only limited experience purchasing, storing, insuring and lending the metal indium. Our officers and directors had only limited experience in purchasing, selling, storing, insuring, lending and leasing minor metals. Only our chief executive officer had experience purchasing, selling, storing, insuring, lending and leasing precious metals, base metals, non-exchange metals and illiquid metals, but not indium. As a result they may not be able to effectively manage our business.

14

We lend some of the indium that we acquire and the inability of the borrower to return to us equivalent quantity and purity indium so loaned could have a material adverse effect on the share price of our common stock.

We engage in lending indium from time to time. In such lending transactions, we will physically deliver indium to the borrower. At the end of the loan term, the borrower is required to return an equivalent quantity and purity level of physical indium to us and pay us a fee based upon the value of the metal loaned and the time duration of the loan. If the borrower is unable to return to us an equivalent quantity and level of purity of indium, we may not be able to replace the indium loaned from other sources at favorable prices. In such instances, we may not be able to recoup our losses through litigation and we would incur a loss which could have a material adverse effect on the share price of our common stock.

We depend upon third parties to provide us with warehousing services, and system failures or other problems at these third-party warehousing facilities could cause us to lose revenues.

We currently and will continue to store indium in secure facilities owned and operated by third-party warehousing providers. If we are unable to continue to rely on third parties to provide us with these services and warehousing space in a timely fashion or if these services or warehousing space become impaired, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition or other system failures, or if we face competition for these services, or for any other reason, we would not be able, at least temporarily or at competitive prices, to store or acquire indium. We also may be unable to engage alternative warehousing services on a timely basis, which could have a material adverse effect on our business.

We will not engage a custodian to safeguard the indium held in third-party storage facilities.

We have not and will not retain a custodian to oversee our indium holdings stored at third-party facilities. A custodian is responsible for safekeeping of the metal and selecting direct sub-custodians, if any. A custodian facilitates the transfer of the metal in and out of the trust account, allocates specific bars of metal to the trust allocated account and provides the trustee with regular reports detailing the metal transfers in and out of the trust. The custodian is also a market maker, clearer and approved weigher of such metal. The third-party storage facilities we use to store our indium provide services similar to those provided by a custodian, such as storage and safeguarding of the indium stockpile, visual inspections, spot checks, arranging and facilitating for independent third-party assays, confirmation of deliveries to supplier packing lists, and reporting of transfers and inventory status to our company and auditors. If the third-party storage facilities we engage cannot adequately provide such similar services as provided by a custodian, then this could adversely affect the value, the security, the quantity and our ability to keep track of our indium holdings.

Potential additional regulation of the purchase, sale or storage of indium may adversely affect our operations and may increase our costs.

We may be affected by changes in regulatory requirements, customs, duties or other taxes regarding indium. Although we are not currently aware of any potential changes in the regulatory requirements regarding indium, such changes could, depending on their nature, adversely affect us by increasing our costs.

Our Manager and the contracted third-party storage facilities it utilizes will not be responsible for hiring independent labs to perform assay tests on every ingot of indium delivered to us to verify that such indium meets the minimum 99.99% purity requirements referred to in our business plan. If the indium purchased is below spec grade of 99.99% purity, the value of our indium stockpile will be worth less than stated.

Our Manager is responsible for ensuring that the contracted third-party storage facilities it utilizes conducts visual inspections and spot checks the indium delivered to us. In addition, the facility must be capable of arranging and facilitating random assay testing to be conducted by independent third-party assayers, at our expense. Our Manager and contracted third-party storage facilities will not be responsible for conducting chemical assays or other tests designed to verify that every indium ingot delivered meets the minimum 99.99% purity requirements. Our Manager will rely on the good faith of its suppliers to provide indium that meets our requirements. If the indium purchased is below spec grade of 99.99% purity, the value of our indium stockpile will be worth less than stated, we would therefore incur a write down, which would negatively impact the NMV of our company and harm our reputation. If indium is purchased from or loaned to a third-party supplier that is not known to be a regular industry supplier, our Manager, at its discretion, may hire, at our expense, an independent lab to perform random assay tests to verify the purity of the indium. The Manager purchases indium with a minimum purity of 99.99%. We do not intend to brand specific companies and assayers. We consider the miners, refiners, suppliers and trading houses listed in our ‘‘Competition’’ section to be a partial list of known regular indium industry suppliers. The contracted third-party facilities we utilize will only use, at our expense, reputable independent assayers to randomly test indium delivered to us. It is possible that our indium stockpile will contain ingots of a purity level below 99.99%, which would decrease our NMV and negatively impact our share price.

15

We may suffer from losses as a result of our inability to obtain insurance to cover loss or theft of our inventory.

We currently store and expect to continue to store our inventory at third-party warehouse facilities and require the third-party facilities to maintain an adequate level of insurance to protect us from loss due to theft, damage or other events. We may, in the alternative, seek our own insurance coverage for such potential losses. We may not be able to obtain such insurance, or that the level of coverage will keep us fully insured due to the fluctuating value of indium. Further, the cost of such insurance may impact our operating expenses, whether obtained by us or through the third-party facility.

We may need to raise additional capital and may encounter unforeseen costs. If the terms on which the additional capital is available are unsatisfactory or if the additional capital is not available at all, we may not be able to pursue our objective and strategy.

Our expenses are funded from cash on hand from the proceeds from the sale of securities not otherwise utilized for the purchase of indium. Once such cash available has been spent, we will be required to generate cash resources from the sale or lending of indium, debt incurrence or the sale of additional equity securities. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance and the value of indium. We may not be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If additional financing is raised by the issuance of common stock, stockholders may suffer additional dilution and if additional financing is raised through debt financing, it may involve significant restrictive covenants which could affect our ability to operate our business. If adequate funds are not available, or are not available on acceptable terms, we may not be able to continue our operations, grow our business or take advantage of opportunities in connection with the operation of our business.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus with respect to the common stock issuable upon exercise of the warrants, we may redeem the warrants included in our units at any time in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $8.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption. In addition, we may not redeem the warrants unless the warrants comprising the units sold in the IPO and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. We expect most purchasers of our warrants will hold their securities through one or more intermediaries and consequently warrant holders are unlikely to receive notice directly from us that the warrants are being redeemed. If the warrant holder fails to receive notice of redemption from a third-party and the warrants are redeemed for nominal value, warrant holders will not have recourse to us.

16

We are required to use our best efforts to have an effective registration statement covering the issuance of the shares of common stock underlying the warrants at the time that our warrant holders exercise their warrants. We cannot guarantee that a registration statement will be effective, in which case our warrant holders may not be able to exercise our warrants.

Holders of our warrants will be able to exercise the warrants only if (i) a current registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to the shares of our common stock underlying the warrants is then effective and (ii) such shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. We have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares of common stock underlying the warrants to the extent required by federal securities laws, and we intend to comply with our undertaking. We may not be able to comply with such undertaking. In addition, we agreed to use our reasonable efforts to register the shares of common stock underlying the warrants under the blue sky laws of the states of residence of the existing warrant holders, to the extent an exemption is not available. The value of the warrants may be greatly reduced if a registration statement covering the shares of common stock issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares of common stock underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

We depend upon our senior management and their loss or unavailability could put us at a competitive disadvantage.

We currently depend upon the efforts and abilities of our senior executive officers, particularly Alan Benjamin, our chairman and chief executive officer, Ailon Grushkin, our president, and Richard Biele, our chief operating officer, each of whom is also a member of our Manager. The loss or unavailability of the services of any of these individuals for any significant period of time would have a material adverse effect on our business, prospects, financial condition and results of operations. Further, we have not purchased any key- man insurance for our executive officers and directors or any members of the Manager.

Our Manager may terminate the Management Services Agreement, as amended and restated, after the initial term in accordance with the terms thereof. We may not be able to readily secure similar services as those to be provided under the Management Services Agreement and our operations will therefore be adversely affected if our Management Services Agreement is terminated.

Members of our board of directors have worked together as a group for only a short period of time and they each have only some or no experience as a director of a public company prior to joining the Company. As a result, they may not be able to effectively manage our business.

Our board of directors consists of four executive directors and three independent directors. Only one of our current independent directors had experience as a director of a public company prior to joining our board. As a result, our board of directors lacks significant experience in operating a public company. The lack of shared experience and lack of significant experience of our board of directors in operating a public company could have an adverse effect on its ability to quickly and efficiently respond to problems and effectively manage our business and deal effectively with the issues surrounding the operation of a public company.

Our officers and directors may allocate their time to other businesses, thereby causing conflicts of interest regarding the amount of time such officers and directors will devote to our affairs, which could affect our business.

Our officers and directors are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations and their other commitments. Our executive officers and directors are currently employed by other entities and are not obligated to devote any specific number of hours to our affairs. If other entities require them to devote more substantial amounts of time to their business and affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our operations. These conflicts may not be resolved in our favor.

17

We have limited protections in place to prevent our Manager from competing with us, which may adversely affect our business.

We have limited protections in place to prevent our Manager from competing with our company or taking on a potential business opportunity intended for our company for itself. Pursuant to the Management Services Agreement, the Manager may compete with us or take a business opportunity for itself as long as the Manager does not interfere with, disrupt or attempt to disrupt any existing relationship, contractual or otherwise, between our company or our subsidiaries and any of our customers, suppliers, clients, executives, employees, vendors, licensees or business relations or other persons with whom we or our subsidiaries deal or in any way disparage our company to any of the above. As a result, this would have a material adverse effect on our business, prospects, financial condition and results of operations if such persons were to compete with the company.

Stockholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940, as amended, or the protections afforded by the Commodity Exchange Act of 1936 (‘‘Commodity Exchange Act’’ or ‘‘CEA’’).

We are not registered as an investment company under the Investment Company Act of 1940, as amended, and are not required to register under such act. Consequently, stockholders do not have the regulatory protections provided to investors in investment companies. We will not hold or trade in commodity futures contracts regulated by the CEA, as administered by the Commodity Futures Trading Commission (‘‘CFTC’’). Furthermore, we are not a commodity pool for purposes of the CEA, and neither we nor the Manager is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with our securities. Consequently, stockholders do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

Geopolitical and International Risks

International and political events could adversely affect our results of operations and financial condition.

A significant portion of our potential revenue from the sale of indium may be derived from non-United States operations and our indium may be warehoused at locations outside the United States, including Canada, the United Kingdom and the Netherlands, which exposes us to risks inherent in doing business in each of the countries in which we transact business. The occurrence of any of the risks described below could have a material adverse effect on our results of operations and financial condition.

Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization of our assets in that country;

•	political and economic instability;

•	civil unrest, acts of terrorism, force majeure, war, or other armed conflict;

•	natural disasters, including those related to earthquakes and flooding;

•	inflation;

•	currency fluctuations, devaluations, and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	governmental activities that limit or disrupt markets, restrict payments, or limit the movement of funds;

•	governmental activities that may result in the deprivation of contract rights; and

•	governmental activities that may result in the inability to obtain or retain licenses required for operation.

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We could be subject to taxation in various jurisdictions with varying tax laws, which could adversely affect our operations.

We may have operations in countries other than the United States. Consequently, we could be subject to the jurisdiction of a significant number of taxing authorities. The income earned in these various jurisdictions is taxed on differing bases, including net income actually earned, net income deemed earned, and revenue-based tax withholding. The final determination of our tax liabilities involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction, as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred. Changes in the operating environment, including changes in tax law and currency/repatriation controls, could impact the determination of our tax liabilities for a tax year.

Foreign exchange and currency risks could adversely affect our revenues and operating

A portion of our revenue and operating expenses may be in foreign currencies. If we choose to store indium in Canada, we may be adversely affected by fluctuations in the U.S. dollar relative to the Canadian dollar. If we choose to store indium in the United Kingdom, we may be adversely affected by fluctuations in the U.S. dollar relative to the British Pound. If we chose to store indium in the Netherlands, we may be adversely affected by fluctuations in the U.S. dollar relative to the Euro. As a result, we would be subject to significant risks, including:

•	foreign exchange risks resulting from changes in foreign exchange rates and the implementation of exchange controls; and

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

We may conduct business in countries that have non-traded or ‘‘soft’’ currencies which, because of their restricted or limited trading markets, may be more difficult to exchange for ‘‘hard’’ currency. We may accumulate cash in soft currencies, and we may be limited in our ability to convert our profits into United States dollars or to repatriate the profits from those countries.

We may selectively use hedging transactions to limit our exposure to risks from doing business in foreign currencies. For those currencies that are not readily convertible, our ability to hedge our exposure would be limited because financial hedge instruments for those currencies are nonexistent or limited. Our ability to hedge would also be limited because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient.

In addition, the value of the derivative instruments could be impacted by:

•	adverse movements in foreign exchange rates;

•	interest rates;

•	commodity prices; or

•	the value and time period of the derivative being different than the exposures or cash flows being hedged.

Risks Related to Our Common Stock and Warrants

We do not anticipate paying cash dividends on our common stock in the foreseeable future.

We are not a mutual fund and an investment in our units shall not be redeemable. In addition, our liquidity will rely principally on our ability to lend, lease and sell indium. Accordingly, we are unlikely to have resources to declare any dividends or make other cash distributions unless and until a determination is made to sell a portion of our indium holdings. Since our inception we have not declared any dividends and we have no current intention to declare any dividends.

19

Determination of the NMV of our securities will materially impact the market price of our securities.

Our reported NMV per share is based on the spot prices of indium published by Metal Bulletin as posted on Bloomberg L.P. The per share NMV shall be determined by multiplying the number of kilograms of our indium holdings by the last spot price for indium published by Metal Bulletin posted on Bloomberg L.P., plus cash and any other assets, less any and all of our outstanding payables, indebtedness and any other liabilities, divided by our total number of outstanding shares of our common stock. Accordingly, the NMV is a market value that may not necessarily reflect the actual ‘‘realizable value’’ upon the sale of our indium holdings. The market price of our securities may or may not vary based on the NMV. We post our NMV on our website bi-weekly. We cannot predict whether our common stock or units will trade above, at or below our NMV.

Currently there is no liquid market for indium. Indium is often quoted on various data service providers with a price differential in excess of $50 per kilogram among providers. A price posted by one data service provider may be higher or lower than the price at which we can actually sell or purchase all or part of our indium stockpile. This makes it difficult for investors to determine our exact NMV and therefore the value of our stock.

If an active, liquid trading market for our securities does not develop, holder of our securities may not be able to sell their units, common stock or warrants quickly or at or above their purchase price.

An active and liquid trading market for our securities has not developed or been sustained. Holders of our securities may not be able to sell their units, common stock or warrants quickly or at or above their purchase price if trading in our securities is not active.

Our outstanding options, warrants and unit purchase option may have an adverse effect on the market price of common stock and make it more difficult to obtain future financing.

As of December 31, 2012, we have outstanding warrants and options to purchase up to 7,415,600 shares of common stock issued and outstanding. In addition we have 480,000 shares underlying the unit purchase options (“UPOs”) that have not yet been exercised. The sale or even the possibility of sale of the shares of common stock underlying the warrants and such options could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and options are exercised, holders may experience dilution to their holdings.

We could issue ‘‘blank check’’ preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights.

Our certificate of incorporation, as amended, authorizes the issuance of up to 1,000,000 shares of ‘‘blank check’’ preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Our securities are quoted on the OTC Bulletin Board and the OTCQB, which limits the liquidity and price of our securities more than if our securities were to be quoted or listed on the Nasdaq Stock Market or another national exchange.

Our units, common stock and warrants trade in the over-the-counter market and are quoted on the OTC Bulletin Board, a FINRA-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market, and/or the OTCQB, a similar marketplace operated by Pink OTC Markets Inc. Quotation of our securities on the OTC Bulletin Board and the OTCQB limits the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange. Lack of liquidity limits the price at which our securities may be sold or whether our securities may be sold at all.

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A market for our securities may cease to exist, which would adversely affect the liquidity and price of our securities.

Our securities are quoted on the OTC Bulletin Board and the OTCQB. Stockholders and prospective stockholders have only limited access to information about prior trading history on which to base their investment decision. The price of our securities may vary significantly due to our reports of operating losses, one or more potential business transactions, the filing of periodic reports with the SEC and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of the securities varies due to general economic conditions and forecasts, our general business condition and the release or our financial reports. Unless a market can be established or sustained, holders of our securities may be unable to sell their securities.

If penny stock regulations impose restrictions on the marketability of our common stock, the ability of our stockholders to sell shares of our common stock could be impaired.

The SEC has adopted regulations that generally define a ‘‘penny stock’’ to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Exceptions include equity securities issued by an issuer that has (i) net tangible assets of at least $2 million, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5 million, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6 million for the preceding three years. Unless an exception is available, the regulations require, that prior to any transaction involving a penny stock, a risk disclosure schedule must be delivered to the buyer explaining the penny stock market and its risks.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers;

•	‘‘Boiler room’’ practices involving high-pressure sales tactics;

•	Manipulation of prices through prearranged matching of purchases and sales;

•	The release of misleading information;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	Dumping of securities by broker-dealers after prices have been manipulated to a desired level, which reduces the price of the stock and causes investors to suffer loss.

We are aware of the abuses that have occurred in the penny stock market. We are not in a position to dictate the behavior of the market or of broker-dealers who participate in the market. We will strive within the confines of practical limitations to prevent such abuses with respect to our common stock.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year.

Moreover, our board of directors has the ability to designate the terms of, and issue new series of preferred stock.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

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USE OF PROCEEDS

If the Warrants are exercised, we will receive up to approximately $6.9 million in proceeds upon exercise of such Warrants held by the then existing warrant holders, as the Warrants have an exercise price of $5.75 per share and are exercisable into 1,201,400 shares of our common stock. However, we will not receive any proceeds from the sale of the common stock we issue upon exercise of the Warrants. The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants.

We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for purchasing and stockpiling indium, working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the ownership of our Warrants by the selling stockholders both before and immediately after the offering.

All of the selling stockholders received their securities in 2009 Private Placement undertaken by us, which closed prior to the initial filing date of the registration statement of which this prospectus is a part. We believe that the selling stockholders have sole voting and investment power with respect to all of the Warrants owned by them unless otherwise indicated.

The percent of ownership for the selling stockholders is based on 6,993,701 Warrants outstanding as of the date of this prospectus.

The Warrants being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their Warrants.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Warrants Beneficially Owned Prior to the Offering (1)			Warrants Offered	Warrants Beneficially Owned After the Offering
Name of Selling Securityholder	Number	Percent		by this Prospectus	Number	Percent
AZG Tangible Assets Fund LLC+ (2)	97,307	1.4%		55,000	42,307	*	%
Alan Benjamin+ (3)	38,112	*	%	20,000	18,112	*	%
Alan Goldberg	7,028	*	%	5,000	2,028	*	%
Alan J. Bram	14,056	*	%	10,000	4,056	*	%
Albert W. Parulis Jr. & Lisa L. Parulis JT TEN/WROS	14,056	*	%	10,000	4,056	*	%
AZG Capital PSP+ (2)	14,056	*	%	10,000	4,056	*	%
Bonnie Marcus IRA	7,028	*	%	5,000	2,028	*	%
Brian Kuhnsˆ (9)	3,250	*	%	3,250	0	*	%
Daniel M. Baron	14,056	*	%	10,000	4,056	*	%
David Greenberg	14,056	*	%	10,000	4,056	*	%
David Scannell	14,056	*	%	10,000	4,056	*	%
Don E. Wolff IRA	14,056	*	%	10,000	4,056	*	%
Douglas Baron	28,112	*	%	20,000	8,112	*	%
Douglas Baron SEP IRA	14,056	*	%	10,000	4,056	*	%
Edward Kaminsky	14,056	*	%	10,000	4,056	*	%
Gary Greenberg & Helene H-G JT	14,056	*	%	10,000	4,056	*	%
Gerhard Frenz & Emma Frenz JT TEN/WROS	7,028	*	%	5,000	2,028	*	%

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Germana O. Biele IRA	7,028	*	%	5,000	2,028	*	%
Harold Greenberg	28,112	*	%	20,000	8,112	*	%
Henry L. Marcus & Sheila Marcus JT TEN/WROS	7,028	*	%	5,000	2,028	*	%
James W. Rich, Beneficiary IRA	7,028	*	%	5,000	2,028	*	%
JCL & PAL LTD	14,056	*	%	10,000	4,056	*	%
Jerome L. Grushkin IRA	14,056	*	%	10,000	4,056	*	%
Jesse D. Roggen	14,056	*	%	10,000	4,056	*	%
John F. Benjamin	14,056	*	%	10,000	4,056	*	%
Jorge Weingarten	28,112	*	%	20,000	8,112	*	%
Joseph B. Caggiano IRA	14,056	*	%	10,000	4,056	*	%
Joseph Bettiˆ (9)	18,681	*	%	14,625	4,056	*	%
Kenneth R. Makowka& Mary C. Makowka JT TEN/WROS	21,084	*	%	15,000	6,084	*	%
Kurt Folcherˆ (9)	1,125	*	%	1,125	0	*	%
Lampert Family Foundation	28,112	*	%	20,000	8,112	*	%
Marcia Kucherˆ (9)	500	*	%	500	0	*	%
Mark Lampert	28,112	*	%	20,000	8,112	*	%
Marvin E. Lesser	33,172	*	%	23,600	9,572	*	%
Michael S. Herron & Diane L. Lisowski JT TEN/WROS	7,028	*	%	5,000	2,028	*	%
Michelle S. Reitz	14,056	*	%	10,000	4,056	*	%
Nathan Lowˆ (9)	9,155	*	%	9,155	0	*	%
Neil Moskowitz	42,168	*	%	30,000	12,168	*	%
NexGen Rx Marketing, LLC	14,056	*	%	10,000	4,056	*	%
Noam N. Kruger	42,168	*	%	30,000	12,168	*	%
Orren Grushkin	14,056	*	%	10,000	4,056	*	%
Patricia L. Woodruff	14,056	*	%	10,000	4,056	*	%
Patrick Hehirˆ (9)	1,250	*	%	1,250	0	*	%
Patrick Hehir IRAˆ	7,028	*	%	5,000	2,028	*	%
Patrick J. Richardson & Billie H Richardson Tenants By Entirety+ (4)	7,028	*	%	5,000	2,028	*	%
Raging Capital Master Fund Ltd. (5)	1,967,342	28.1%		240,000	1,727,342	24.7%

Randy Dodd, SEP IRA	14,056	*	%	10,000	4,056	*	%
Red Oak 86 LP	28,112	*	%	20,000	8,112	*	%
Richard A. Biele+ˆ (6)	7,028	*	%	5,000	2,028	*	%
Richard A. Biele IRA+ˆ (6)	14,056	*	%	10,000	4,056	*	%
Richard Morena	14,056	*	%	10,000	4,056	*	%
Robert F. Perry	14,056	*	%	10,000	4,056	*	%
Ruth Low	14,056	*	%	10,000	4,056	*	%
Sam Berger (9)	11,645	*	%	11,645	0	*	%
Sandra Greenberg	7,028	*	%	5,000	2,028	*	%
Sandra Greenberg IRA	7,028	*	%	5,000	2,028	*	%
Smith Family Rev Living Trust	28,112	*	%	20,000	8,112	*	%
Surinder Kumar & Janet J. Kumar JT TEN/WROS	14,056	*	%	10,000	4,056	*	%
Technical DiagSer Def Ben Pen Plan	14,056	*	%	10,000	4,056	*	%
Thomas E. Woodruff Rev Trust	28,112	*	%	20,000	8,112	*	%
Thomas F. Nolan & Patricia Nolan JT TEN/WROS	14,056	*	%	10,000	4,056	*	%
Timothy S. Vickrey Jr.ˆ (9)	6,250	*	%	6,250	0	*	%
Traxys Commodity Fund LP (8)	140,559	2.0%		100,000	40,559	*	%
Traxys Projects LP (8)	140,559	2.0%		100,000	40,559	*	%
William C. Martin SEP IRA+ (7)	7,028	*	%	5,000	2,028	*	%
William E. Rosenthal Issue Trust	56,224	*	%	40,000	16,224	*	%
Yitshak Reichman	7,028	*	%	5,000	2,028	*	%

*	Less than 1%

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+	Except as indicated by +, no selling securityholder is an officer, director, affiliate or 5% shareholder of ours.

ˆ	Except as indicated by a ˆ, no selling securityholder is a broker dealer or an affiliate of a broker-dealer.

(1)	Unless otherwise indicated, 50% of the number of shares of common stock beneficially owned represent common stock and 50% represents common stock underlying warrants issued in the 2009 Private Placement. The warrants are only exercisable upon completion of the IPO.

(2)	Ailon Z. Grushkin, an officer and director of the Company has voting and investment control over such securities.

(3)	Alan C. Benjamin, an officer and director of the Company has voting and investment control over such securities.

(4)	Patrick J. Richardson, a director of the Company has voting and investment control over such securities.

(5)	William C. Martin, a director of the Company and member of our Manager, is the 100% equity owner of Raging Capital Management, LLC, the General Partner of Raging Capital Master Fund Ltd., has voting and investment control over such securities.

(6)	Richard A. Biele, an officer and director of the Company has voting and investment control over such securities.

(7)	William C. Martin, a director of the Company and through RCM Indium LLC, a member of our Manager has voting and investment control over such securities.

(8)	Alan K. Docter and Mark Kristoff are directors of the general partner of Traxys Commodity Fund LP and directors of the general partner of Traxys Projects LP. Mr. Docter and Mr. Kristoff disclaim beneficial ownership of the shares held by Traxys Commodity Fund LP and Traxys Projects LP.

(9)	Indicates warrants granted to placement agents involved with the 2009 Private Placement.

Each of the selling securityholders that is an affiliate of a broker-dealer has represented to us that it purchased the Warrants offered by this prospectus in the ordinary course of business and, at the time of purchase of those Warrants, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Warrants or interests in Warrants received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Warrants or interests in the Warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of Warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such Warrants at a stipulated price per Warrant;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling owner; (2) any material relationship the selling owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security owner before the offering; (4) the amount to be offered for the security owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security owner after the offering is complete.

In connection with the sale of our Warrants or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Warrants in the course of hedging the positions they assume. The selling securityholders may also sell Warrants short and deliver these securities to close out their short positions, or loan or pledge the Warrants to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the Warrants offered by them will be the purchase price of the Warrants less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Warrants to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The selling securityholders also may resell all or a portion of the Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Warrants may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Warrants to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

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In order to comply with the securities laws of some states, if applicable, the Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Warrants may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Warrants in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Warrants against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants offered by this prospectus.

Upon exercise of the Warrants by the then existing warrantholders, we will, upon receipt of payment of the exercise price of the Warrant, issue shares of common stock to the then existing warrantholder. We have not engaged any underwriters in connection with the exercise of the Warrants and therefore, no discounts or commissions will be paid to any underwriter or us (except for the exercise price of the Warrants payable to us) in connection with the exercise of the Warrants and issuance of the shares of common stock underlying such Warrants.

The warrant holder who receives the shares of common stock upon exercise of the Warrant, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a warrantholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The warrant holders who exercise their Warrants for shares of common stock may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

Transfer Agent and Registrar

Continental Stock Transfer and Trust Company is our transfer agent and registrar for the units, common stock and warrants.

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Quotation of Securities

Our units, common stock and warrants trade on the OTC Bulletin Board under the symbols “SMGIU”, “SMGI” and “SMGIW”.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Ellenoff Grossman &Schole, LLP New York, New York. Ellenoff Grossman & Schole LLP has previously represented SMG Indium Resources Ltd. and expects to do so again in the future.

EXPERTS

The financial statements of SMG Indium Resources Ltd. as of December 31, 2012 and 2011 and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You are able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus information that we file with them, which means we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update or supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act and any future filings under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, made before the termination of the offering are incorporated by reference herein:

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(1)	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 29, 2013: and
(2)	The description of our common stock contained in our registration statement on Form 8-A filed on May 4, 2011, and as it may be further amended from time to time; and
(3)	All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may requests, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Alan Benjamin, c/o SMG Indium Resources, Ltd. at 100 Park Ave., New York, NY, 10017. Our telephone number is (212) 984-0635. Information about us is also available at our website at http://www.smg-indium.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our certificate of incorporation, as amended, provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

Our Amended and Restated Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

SMG Indium Resources Ltd.

1,201,400 Shares of

Common Stock

1,201,400 Warrants

PROSPECTUS

_________________, 2013

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC registration fee:

SEC registration fee	$0
Accounting fees and expense	5,000
Printing expenses	2,500
Legal fees and expenses	9,500
Transfer Agent and Registrar fees	1,000
Miscellaneous	1,000
Total	$19,000

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of our Company, or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our certificate of incorporation, as amended, eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; and
•	from any transaction from which the director derived an improper personal benefit.

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We have insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description

3.1	Certificate of Incorporation(1)
3.2	Certificate of Amendment to the Certificate of Incorporation filed on April 1, 2008(1)
3.3	Certificate of Amendment to the Certificate of Incorporation filed on November 23, 2009(1)
3.4	Certificate of Amendment to the Certificate of Incorporation filed on November 3, 2010(5)
3.5	Form of Amended and Restated Certificate of Incorporation(5)
3.6 3.7	Amendment to Certificate of Incorporation filed on November 5, 2012(8) Amended and Restated Bylaws(6)
4.1	Specimen Unit Certificate(2)
4.2	Specimen Common Stock Certificate(2)
4.3	Specimen Warrant Certificate(2)
4.4	Form of Warrant Agreement(6)
4.5	Form of Unit Option Purchase Agreement(6)
4.6	2008 Long-Term Incentive Compensation Plan(1)
5.1	Opinion of Ellenoff Grossman & Schole LLP cover 6,998,101 shares of Common Stock issuable upon exercise of warrants(6)
5.2	Opinion of Ellenoff Grossman & Schole LLP covering 2,000,000 shares of Common Stock registered for resale (9)
10.1	Form of Amended and Restated Management Services Agreement(6)
14.1	Amended and Restated Corporate Code of Conduct and Ethics(7)
23.1	Consent of KPMG LLP
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1 and 5.2) (6) (9)
99.1	Amended and Restated Audit Committee Charter(7)
99.2	Amended and Restated Corporate Governance and Nominating Committee Charter(7)

99.3	Amended and Restated Compensation Committee Charter(7)

101.ins*	XBRL Instance Document

101.xsd*	XBRL Taxonomy Extension Schema Document

101.cal*	XBRL Taxonomy Calculation Linkbase Document

101.def*	XBRL Taxonomy Definition Linkbase Document

101.lab*	XBRL Taxonomy Label Linkbase Document

101.pre*	XBRL Taxonomy Presentation Linkbase Document

*         Furnished. Not filed. Not incorporated by reference. Not subject to liability.

(1)         Previously filed as an exhibit to Form S-1 on April 7, 2010.

(2)         Previously filed as an exhibit to Amendment No. 1 to Form S-1 on June 4, 2010.

(3)         Previously filed as an exhibit to Amendment No. 2 to Form S-1 on July 9, 2010.

(4)         Previously filed as an exhibit to Amendment No. 3 to Form S-1 on July 14, 2010.

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(5)         Previously filed as an exhibit to Amendment No. 4 to Form S-1 on December 15, 2010.

(6)         Previously filed as an exhibit to Amendment No. 5 to Form S-1 on March 10, 2011.

(7)         Previous filed as an exhibit to the Annual Report filed on Form 10-K on March 23, 2012.

(8)         Previous filed as an exhibit to the Annual Report filed on Form 10-K on March 29, 2013.

(9)         Previously filed as an exhibit to Amendment No. 1 to Form S-1 on April 26, 2012.

ITEM 17. UNDERTAKINGS

(a)         The undersigned registrant hereby undertakes:

(1)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)        If the registrant is relying on Rule 430B,

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the effective date; or

(ii)        If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(4)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)          The undersigned registrant hereby undertakes that:

(1)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of March, 2013.

SMG INDIUM RESOURCES LTD.
By:
/s/ Alan Benjamin

Name: Alan Benjamin
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Benjamin his true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Alan Benjamin	Chairman, Chief Executive Officer and Director (Principal	March 29, 2013
Alan Benjamin	Executive Officer)

/s/ Mary E. Paetzold	Chief Financial Officer	March 29, 2013
Mary E. Paetzold	(Principal Financial and Accounting Officer)

/s/ Ailon Z. Grushkin	President and Director	March 29, 2013
Ailon Z. Grushkin

/s/ Richard A. Biele	Chief Operating Officer and Director	March 29, 2013
Richard A. Biele

/s/ P.J. Richardson	Director	March 29, 2013
P.J. Richardson

/s/ Fred Arena	Director	March 29, 2013
Fred Arena

/s/ Mark S. Neuhof	Director	March 29, 2013
Mark S. Neuhof

/s/ William C. Martin	Director	March 29, 2013
William C. Martin

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